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                                                                    EXHIBIT 23.3


                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
AccuMed International, Inc.

We consent to incorporation by reference in the registration statement on Form S-3 of AccuMed International, Inc. of our report dated March 28, 1997, relating to the consolidated balance sheets of AccuMed International, Inc. and subsidiaries as of December 31, 1996 and December 31, 1995 and the related consolidated statements of operations, stockholders' equity and cash flows for the year ended December 31, 1996 and for the three months ended December 31, 1995, which reports appear in the December 31, 1996 Annual Report on Form 10-KSB of AccuMed International, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.




/s/ KPMG PEAT MARWICK, LLP
----------------------------

Chicago, Illinois
May 29, 1997